UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.         )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Asensus Surgical, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

1 TW Alexander Drive, Suite 160
Durham, North Carolina 27703
(919) 765-8400

ADDITIONAL DEFINITIVE PROXY MATERIAL

StockTwits Messaging

Asensus Surgical Inc. posted the below messages on StockTwits on July 31, 2024:

As we are pursuing the stockholder vote for the proposed merger with KARL STORZ, we have been monitoring this online community and have found inaccurate information being shared by members of this community. We wanted to correct this inaccurate information for the benefit of all of our stockholders. We encourage everyone to read the Proxy Statement that was filed with the SEC on July 5, 2024 for additional information.

Acquisition Through a Merger Transaction

Per the agreement filed on June 7, 2024, KARL STORZ intends to acquire all shares of Asensus in a merger transaction. In the merger, on closing, the common stock held by current stockholders will be converted into the right to receive cash as the merger consideration. This is referred to as a “cash out” merger. In this merger, Asensus is combining with a subsidiary of KARL STORZ, with Asensus surviving as a private entity wholly owned by KARL STORZ. Asensus will no longer be a public company after the merger and will be delisted from the NYSE American.

Capital Environment & Valuation

As stated in the Proxy Statement, Asensus considered several options for raising capital and/or partnering with other companies. Asensus estimates that it would need to raise over $300 million to support operations through 2027. Raising this much capital through traditional equity financings would likely require significant discounts as well as significant warrant issuances. This would further dilute stockholders and would likely lead to a much lower share price. A lower stock price could lead to delisting from the NYSE American, which would move trading in Asensus stock to the bulletin board. After a full assessment and consideration of the alternatives, the Board of Directors came to the conclusion to accept the offer from KARL STORZ as its top choice as it was the best alternative at hand to maximize stockholder value. If the Company could not raise the significant capital needed, the alternative to accepting the KARL STORZ acquisition offer would be to seek bankruptcy protection, which would likely yield a lower value for the stockholders. After careful consideration of a number of factors, the board of directors concluded this was the best choice and recommends voting “FOR” proposal #1, the Merger Proposal.

Seeking Bankruptcy Protection

If the merger is not completed, Asensus does not believe it is in a position to raise the significant equity capital needed to continue to fund operations, so it would need to seek bankruptcy protection. In the event of a bankruptcy, disbursements are made in the following priority order;

1.	Senior secured creditors: e.g.: $20 Million securitized Note plus interest and prepayment premium to KARL STORZ
2.	Assets with liens: operating leases
3.	Priority unsecured creditors: employees, tax agencies
4.	General unsecured claims: vendors
5.	Common stockholders

Liquidation of IP will likely yield a limited financial return due to the specialized nature of the robotic surgery technology in conjunction with proprietary knowledge. In addition, KARL STORZ has a security interest in all of our assets. In consideration of these factors and others, the board of directors concluded the merger with KARL STORZ was the best choice and recommends voting “FOR” proposal #1, or the Merger Proposal.

Is a Higher Price Possible?

Before accepting the KARL STORZ deal, the Company evaluated a number of other options including partnerships and solicited interest from other potential partners and acquirers. None of these discussions led to a proposal and no other potential counterparty indicated any interest in a transaction at a price higher than that proposed in the KARL STORZ transaction. Subsequent to the announcement of the transaction, no other company has indicated an interest in paying more than the price offered by KARL STORZ. After diligently pursuing other transactions and alternatives, Asensus’ Board of Directors concluded that this price represents the best price reasonably attainable for stockholders and recommends voting “FOR” proposal #1, or the Merger Proposal.

Potential Value of Net Operating Losses

As a public company, our financial statements are accessible to all stockholders. While we have accumulated significant operating losses, it is important to note that they don't necessarily directly translate into value for anyone else. Some losses expire over time and therefore are no longer available. The remainder of the net operating losses are subject to restrictions, including the IRS section 382 limitation, that may significantly limit the amount of losses that may be used to offset income in future years. Again, these losses are publicly disclosed and no other potential acquirers have indicated that they are willing to pay a higher price than that offered by KARL STORZ.

Own or not, Vote

Can I change my AGAINST vote to FOR?

●	You may change your vote up to August 6, 2024 at 5:00 p.m. Eastern Time. To do so, please call toll-free at 1-855-200-8661 or at 1-551-210-9927.
●	If you held shares of Asensus on June 28, 2024, whether you hold shares today or not, we ask that you cast your vote.

2